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                                                               EXHIBIT (a)(5)(v)

     THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES (AS DEFINED BELOW). THE OFFER (AS DEFINED BELOW) IS MADE SOLELY BY THE OFFER TO PURCHASE, DATED APRIL 12, 2001, AND THE RELATED LETTER OF TRANSMITTAL, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME. THE OFFER IS NOT BEING MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) HOLDERS OF SHARES IN ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. IN ANY JURISDICTION WHERE THE SECURITIES, BLUE SKY OR OTHER LAWS REQUIRE THE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER SHALL BE DEEMED TO BE MADE ON BEHALF OF THE PURCHASER (AS DEFINED BELOW) BY ONE OR MORE REGISTERED BROKERS OR DEALERS LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                              USA DETERGENTS, INC.
                                       AT
                              $7.00 NET PER SHARE
                                       BY
                             US ACQUISITION CORP.,
                          A WHOLLY-OWNED SUBSIDIARY OF
                           CHURCH & DWIGHT CO., INC.

     US Acquisition Corp., a Delaware corporation ("Purchaser") and wholly-owned subsidiary of Church & Dwight Co., Inc., a Delaware corporation ("Parent"), hereby offers to purchase all of the outstanding shares of common stock, par value $0.01 per share (the "Shares"), of USA Detergents, Inc., a Delaware corporation (the "Company"), at $7.00 per Share net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated April 12, 2001 (as amended or supplemented from time to time, the "Offer to Purchase"), and in the related Letter of Transmittal (the "Letter of Transmittal," which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the "Offer"). Tendering stockholders who have Shares registered in their name and who tender directly will not be charged brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer.

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
          TIME, ON FRIDAY, MAY 18, 2001, UNLESS THE OFFER IS EXTENDED.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of March 30, 2001 and amended as of April 10, 2001 (the "Merger Agreement"), among Parent, Purchaser and the Company, pursuant to which, after completion of the Offer and satisfaction or waiver of certain conditions, Purchaser will be merged with and into the Company and the Company will be the surviving corporation (the "Merger"). On the effective date of the Merger (the "Effective Time"), each outstanding Share (other than Shares owned by Purchaser or any subsidiary or affiliate of Purchaser, or owned by any subsidiary of the Company, or held in the treasury of the Company) will by virtue of the Merger, and without any action by the holder thereof, be canceled and converted into the right to receive $7.00 per Share net to the seller in cash (or higher price per Share paid pursuant to the Offer), without interest thereon. The Merger Agreement is more fully described in the Offer to Purchase.

     THE BOARD OF DIRECTORS OF THE COMPANY, HAS UNANIMOUSLY (1) DETERMINED THAT THE MERGER AGREEMENT, THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE HOLDERS OF SHARES (OTHER THAN PARENT OR PURCHASER), (2) APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER AND THE TRANSACTIONS CONTEM-
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PLATED THEREBY, AND (3) RECOMMENDED THAT STOCKHOLDERS ACCEPT THE OFFER, TENDER
THEIR SHARES AND, IF APPLICABLE, APPROVE AND ADOPT THE MERGER AGREEMENT AND THE MERGER.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER MATTERS, (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED BELOW) THAT NUMBER OF SHARES WHICH, TOGETHER WITH ANY SHARES THEN BENEFICIALLY OWNED BY PARENT OR PURCHASER, REPRESENTS AT LEAST FIFTY-ONE PERCENT (51%) OF THE TOTAL NUMBER OF OUTSTANDING SHARES ON A FULLY-DILUTED BASIS (INCLUDING ALL SHARES ISSUABLE UPON EXERCISE OF ALL IN-THE-MONEY COMPANY STOCK OPTIONS AND WARRANTS THAT VEST PRIOR TO THE EFFECTIVE TIME, BUT EXCLUDING ANY SHARES HELD BY THE COMPANY OR ANY OF ITS SUBSIDIARIES); (2) THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, OR SIMILAR STATUTES OR REGULATIONS; AND (3) THE RECEIPT OF ANY REQUIRED REGULATORY APPROVALS. THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER TERMS AND CONDITIONS DESCRIBED IN THE OFFER TO PURCHASE.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not withdrawn as, if and when Purchaser gives oral or written notice to Mellon Investor Services LLC (the "Depositary") of its acceptance for payment of such Shares pursuant to the Offer.

     Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for all tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment.

     In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to) such Shares, (b) a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal. UNDER NO CIRCUMSTANCES WILL ANY INTEREST BE PAID ON THE OFFER PRICE FOR TENDERED SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     The purpose of the Offer is to acquire control of, and all of the equity interests in, the Company. The Offer is subject to certain conditions set forth in the Offer to Purchase. If any such condition is not satisfied, Purchaser may, except as provided in the Merger Agreement, (i) terminate the Offer and return all tendered Shares to tendering stockholders, (ii) extend the Offer and, subject to withdrawal rights as set forth below, retain all such Shares until the expiration of the Offer as so extended, (iii) waive such condition and purchase all Shares validly tendered and not withdrawn prior to the expiration of the Offer, or (iv) delay acceptance for payment or payment for Shares, subject to applicable laws, until satisfaction or waiver of the conditions to the Offer. In addition, purchaser may accept for payment all Shares validly tendered and not withdrawn prior to the Expiration Date and commence a subsequent offering period of up to twenty days in order to acquire over ninety percent (90%) of the outstanding Shares.

     The term "Expiration Date" means 12:00 Midnight, New York City time, on Friday, May 18, 2001, unless and until Purchaser, in its sole discretion (but subject to the terms of the Merger Agreement), shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by Purchaser, shall expire. Subject to the applicable rules and regulations of the Securities and Exchange Commission and the terms of the Merger Agreement, Purchaser expressly reserves the right, in its sole discretion, at any time, from time to time, to extend the period during which the Offer is open by giving oral or written notice of such extension to the Depositary. Any such extension will be followed as promptly as possible by a public announcement thereof. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw its Shares.

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     Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to May 18, 2001. Thereafter, such tenders are irrevocable, except that they may be withdrawn at any time after June 10, 2001, unless theretofore accepted for payment as provided in the Offer to Purchase.

     For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the names in which the certificate(s) evidencing the Shares to be withdrawn are registered, if different from that of the person who tendered such Shares. The signatures(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase), unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with such Book-Entry Transfer Facility's procedures. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the Shares to be withdrawn must also be furnished to the Depositary as aforesaid prior to the physical release of such certificates. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, which determination shall be final and binding. None of Purchaser, Parent, the Depositary, the Information Agent (listed below) or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in the Offer to Purchase at any time prior to the Expiration Date.

     The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

     The Company has provided Purchaser with the Company's record stockholder list and security position listing for the purpose of disseminating the Offer to stockholders. The Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

     The Offer to Purchase and the Letter of Transmittal contain important information which should be read carefully in their entirety before any decision is made with respect to the Offer.

     Questions and requests for assistance may be directed to the Information Agent at its address and telephone number set forth below. Requests for additional copies of the Offer to Purchase, the related Letter of Transmittal and other tender offer materials may be directed to the Information Agent or brokers, dealers, commercial banks and trust companies. Such additional copies will be furnished at Purchaser's expense. No fees or commissions will be paid to brokers, dealers or other persons (other than the Information Agent) for soliciting tenders of Shares pursuant to the Offer.

                    The Information Agent for the Offer is:

                             D.F. KING & CO., INC.
                                77 Water Street
                         New York, New York 10005-4495
                 Banks and Brokers Call Collect: (212) 269-5550
                   All Others Call Toll Free: (800) 628-8528

April 12, 2001

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